                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                      COUNTRYWIDE CREDIT INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                    Countrywide Credit Industries, Inc. Logo

                               4500 PARK GRANADA
                          CALABASAS, CALIFORNIA 91302

                                                                    June 1, 2001

Dear Stockholder:

     On behalf of the Board of Directors, I cordially invite you to attend the 2001 Annual Meeting of Stockholders of Countrywide Credit Industries, Inc. The meeting will be held on July 12, 2001 at 10:00 a.m. in the Plaza Nueva Room of the Hyatt Westlake Plaza Hotel, 880 S. Westlake Boulevard, Westlake Village, California. The formal notice and proxy statement for this meeting are attached to this letter.

     It is important that you vote your shares as soon as possible. If you hold your shares as a stockholder of record, you may vote by one of the following methods:

          (i) by telephone,

          (ii) via the internet, or

          (iii) by mail,

as instructed on the enclosed proxy card, even if you currently plan to attend the Annual Meeting. You may still attend the Annual Meeting and vote in person if you desire, but voting now will assure that your vote is counted if you are unable to attend.

     If you own your shares through a brokerage account or in another nominee form, please follow the instructions provided on the enclosed Vote Instruction Form. If you plan to attend the Annual Meeting and vote in person, you must obtain a proxy from your broker or nominee and bring that proxy to the Annual Meeting.

     Your vote is important, regardless of the number of shares you own.

     On behalf of the Board of Directors, I thank you for your cooperation.

                                          Sincerely,

                                          /s/ Angelo R. Mozilo

                                          Angelo R. Mozilo
                                          Chairman of the Board

                    Countrywide Credit Industries, Inc. Logo

                               4500 PARK GRANADA
                          CALABASAS, CALIFORNIA 91302

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 12, 2001

                            ------------------------

To the Stockholders:

     The 2001 Annual Meeting of Stockholders of Countrywide Credit Industries, Inc. (the "Company") will be held in the Plaza Nueva Room of the Hyatt Westlake Plaza Hotel, 880 S. Westlake Boulevard, Westlake Village, California, on July 12, 2001 at 10:00 a.m., Pacific Time, and at any adjournment or adjournments thereof, for the following purposes:

          1. To elect four directors to serve on the Board of Directors for a term expiring at the 2004 Annual Meeting.

          2. To re-approve the Company's Annual Incentive Plan.

          3. To amend the Company's 2000 Stock Option Plan.

          4. To ratify the selection by the Board of Directors of Grant Thornton LLP as independent certified public accountants of the Company for the fiscal year ending February 28, 2002.

          5. To transact such other business as may properly come before the meeting and any adjournment thereof.

     Only stockholders of record at the close of business on May 15, 2001 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof.

                                          By Order of the Board of Directors

                                          /s/ Sandor E. Samuels

                                          Sandor E. Samuels
                                          Secretary

Dated: June 1, 2001

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE COMPANY ENCOURAGES YOU TO VOTE AS SOON AS POSSIBLE BY ONE OF THREE CONVENIENT
METHODS: (I) BY CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD; (II) BY ACCESSING THE INTERNET SITE LISTED ON THE PROXY CARD OR (III) BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. BY VOTING YOUR SHARES PROMPTLY, YOU WILL SAVE THE COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION.

                    Countrywide Credit Industries, Inc. Logo

                               4500 PARK GRANADA
                          CALABASAS, CALIFORNIA 91302

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 12, 2001

                            ------------------------

                                    GENERAL

     This Proxy Statement is furnished to stockholders of Countrywide Credit Industries, Inc. (the "Company") in connection with the solicitation by its Board of Directors (the "Board") of proxies to be voted at the 2001 Annual Meeting of Stockholders (the "Meeting") to be held in the Plaza Nueva Room of the Hyatt Westlake Plaza Hotel, 880 S. Westlake Boulevard, Westlake Village, California, on July 12, 2001 at 10:00 a.m., Pacific Time, and at any adjournment or adjournments thereof. The Company expects to mail its proxy soliciting materials for the Meeting on or about June 8, 2001.

     Whether you vote (i) by telephone; (ii) via the internet; (iii) by mail or
(iv) at the Meeting, the proxies identified on the back of the enclosed proxy card will vote the shares of which you are the shareholder of record in accordance with your instructions. If no instructions are marked on the proxy card, the shares will be voted in favor of the proposals described in this Proxy Statement. You may revoke your vote before it is taken at the Meeting by (i) delivering a written notice of revocation to the attention of the Corporate Secretary of the Company at its above address; (ii) delivering a duly executed proxy bearing a later date (including proxy by telephone or via the internet) or
(iii) attending the Meeting and voting in person. If you own your shares through a brokerage account or nominee, you cannot vote in person at the Meeting unless you obtain a proxy from the broker or nominee and bring that proxy to the Meeting.

     The only outstanding voting securities of the Company are shares of its common stock, par value $.05 per share ("Common Stock"). Each stockholder of record at the close of business on May 15, 2001 is entitled to notice of, and to vote at, the Meeting and at any adjournment or adjournments thereof. On that date, there were 118,826,957 shares of Common Stock outstanding, with each share entitled to one vote. The presence, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum for the Meeting. Abstentions from voting, which may be specified on all matters except the election of directors, will be considered shares present and entitled to vote on a matter and, accordingly, will have the same effect as a vote against a matter. Broker non-votes are included in the determination of the number of shares present and voting; however, they are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Accordingly, broker non-votes are not counted as votes for or against a proposal.

     The Company will pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and the proxy card. Following the mailing of this Proxy Statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of Common Stock will be requested to forward proxy soliciting materials to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $8,000 plus reimbursement of expenses.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Company's Bylaws give the Board the power to set the number of directors at no less than three nor more than fifteen, and the Board has fixed the number of directors at ten. The Company currently has nine directors. Directors serve three-year terms, which are staggered to provide for the election of approximately one-third of the Board each year. The terms of the current Class II directors, Robert J. Donato, Michael E. Dougherty and Harley W. Snyder, will expire at the Meeting. Each of Messrs. Donato, Dougherty and Snyder has been nominated for election as a Class II director for a new term that will expire at the annual meeting to be held in 2004. In addition, Henry G. Cisneros has been nominated for the tenth director position and if elected, will serve as a Class II director.

     Each director will be elected by a plurality of the votes cast at the Meeting. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy card to vote for the nominees listed below. In the event that any nominee becomes unavailable for any reason, the proxies will be voted for the election of the person, if any, who is designated by the Board to replace the nominee. The Board does not anticipate that any nominee will become unavailable.

     The following table contains information regarding the nominees and the other incumbent directors.

                                                                                               DIRECTOR
                NAME                                    OCCUPATION                      AGE     SINCE
                ----                                    ----------                      ---    --------
                        NOMINEES FOR ELECTION -- TERM EXPIRING 2001 (CLASS II)

Henry G. Cisneros....................  Founder, Chairman and Chief Executive Officer    53       N.A.
                                       American City Vista
                                       Urban Housing Developer
                                       San Antonio, TX
Robert J. Donato.....................  Senior Vice President, Branch Manager            61       1993
                                       PaineWebber, Incorporated
                                       Los Angeles, CA
Michael E. Dougherty.................  Co-Founder and Chairman                          60       1998
                                       Dougherty Financial Group, LLC
                                       Minneapolis, MN
Harley W. Snyder.....................  Real Estate Consultant and Private Investor      68       1991
                                       Valparaiso, IN

                         INCUMBENT DIRECTORS -- TERM EXPIRING 2002 (CLASS III)

Angelo R. Mozilo.....................  Chairman of the Board, Chief Executive           62       1969
                                       Officer and President of the Company
                                       Calabasas, CA
Stanford L. Kurland..................  Executive Managing Director and Chief            48       1999
                                       Operating Officer of the Company
                                       Calabasas, CA
Oscar P. Robertson...................  President, Orchem Corporation, Orflex, Ltd.      62       2000
                                       and Orpack Stone Corp.
                                       Cincinnati, OH

                          INCUMBENT DIRECTORS -- TERM EXPIRING 2003 (CLASS I)

Jeffrey M. Cunningham................  Chairman of Corvida Holdings                     48       1998
                                       Boston, MA
Ben M. Enis..........................  Marketing Consultant                             59       1984
                                       Professor Emeritus of Marketing
                                       University of Southern California
                                       Los Angeles, CA

                                                                                               DIRECTOR
                NAME                                    OCCUPATION                      AGE     SINCE
                ----                                    ----------                      ---    --------
Edwin Heller.........................  Attorney, Of Counsel                             71       1993
                                       Fried, Frank, Harris, Shriver & Jacobson
                                       New York, NY

     Angelo R. Mozilo is co-founder of the Company and has been Chairman of the Board of the Company since March 1999, Chief Executive Officer of the Company since February 1998 and President of the Company since March 2000. Prior to his present position, he was Vice Chairman of the Board and Executive Vice President of the Company, positions that he held from the Company's formation in March 1969. Mr. Mozilo is also the co-founder of Countrywide Home Loans, Inc., the Company's principal operating subsidiary ("CHL"), and currently serves as Chairman of the Board of Directors of CHL. Mr. Mozilo also co-founded IndyMac Bancorp, Inc. ("IndyMac"), the holding company for IndyMac Bank, a mortgage banker offering Internet-enhanced banking services that was previously managed by a former subsidiary of the Company. In February 2000, Mr. Mozilo resigned as President and Vice Chairman of the Board of Directors of IndyMac and, in March 2000, he resigned from the Board of Directors of IndyMac.

     Henry G. Cisneros is, and since August 2000 has been, the founder, Chairman and Chief Executive Officer of American City Vista, a joint venture with KB Homes to build homes in metropolitan areas. From January 1997 to August 2000, he was President, Chief Operating Officer and a director of Univision Communications Inc., a Spanish language television network. From 1993 to 1997, he served as Secretary of Housing and Urban Development under President Clinton. Mr. Cisneros is currently a member of the Board of Directors of American City Vista and KB Homes.

     Jeffrey M. Cunningham has been the Chairman of Corvida Holdings, a private investment holding company, since April 2000. From December 1998 to April 2000, he was Chief Executive Officer of CMGI Internet Media Group, a leading Internet operating and development company. From June 1998 to November 1998, he served as Chief Executive Officer of Knowledge Universe. Mr. Cunningham was a Group Publisher of Forbes Inc. from 1993 to 1998 and Worldwide Sales Director of Forbes Inc. from 1989 to 1993. He also serves as a director of Genuity, an Internet services provider, Ptek Holdings, Inc., a telecommunication services company, and Equivest Finance, Inc., a leading company in the management and marketing of vacation properties.

     Robert J. Donato has been Senior Vice President, Branch Manager, of PaineWebber, Incorporated since October 1997. From January 1997 through September 1997, he was the President of Freedom Advisors, Inc., an investment advisor company. For more than five years prior thereto, Mr. Donato held the position of Executive Vice President, Director of Regional Institutional Sales for PaineWebber, Incorporated.

     Michael E. Dougherty is co-founder and Chairman of Dougherty Financial Group LLC, which was formed in 1977. He also controls and operates eight asset management, securities and commercial lending businesses, including Voyageur Asset Management LLC (until December 31, 2000), Segall Bryant & Hamill LLC, Lakeside Investment Partners LLC, The Clifton Group, Inc., and Dougherty Funding LLC. He is a member of the Board of Directors of the University of Minnesota Physicians Group, Definity Health and Willette Acquisitions Corp., a CD and video duplicator.

     Ben M. Enis is Professor Emeritus of Marketing from the University of Southern California as well as a marketing consultant. He retired in 1998 as Professor of Marketing at the University of Southern California, a position he had held since 1982. He also is a director of Protection One, Inc., a company that provides security alarm monitoring services for residential and small business subscribers.

     Edwin Heller is an attorney and has been "of counsel" to the law firm of Fried, Frank, Harris, Shriver & Jacobson since October 1996. Prior thereto, Mr. Heller was a partner in that law firm for more than 35 years.

     Stanford L. Kurland has been the Chief Operating Officer of the Company since 1988 and Executive Managing Director since July 2000. From 1989 to July 2000, he was Senior Managing Director. From 1979 to 1989, Mr. Kurland served in a number of other executive positions at the Company, including Chief Financial Officer. Mr. Kurland also served as President and Chief Operating Officer of CHL from March 1995 to

February 1999 and assumed the role of Chief Executive Officer and President of CHL in March 1999. He has also been a member of the Board of Directors of CHL since 1990.

     Oscar P. Robertson is the President and Chief Executive Officer of Orchem Corporation, a specialty chemical manufacturer founded by him in 1981. He also is the President and Chief Executive Officer of Orflex, Ltd., a flexible packaging manufacturer, Orpack Stone Corp., a corrugated box manufacturer, Oscar Robertson Document Management Services, a document management provider, and Oscar Robertson & Associates, a general contractor and land developer. Mr. Robertson serves on the National Advisory Council of the Salvation Army and the Board of Trustees of the National Lupus Foundation. He also was a member of the Board of Trustees of the mutual fund trusts offered by Countrywide Investments, Inc., a former subsidiary of the Company. From 1960 to 1974, Mr. Robertson was a professional basketball player and was admitted to the Basketball Hall of Fame in 1979.

     Harley W. Snyder is a consultant and private investor in real estate. From April 1997 to February 2000, he served as Senior Vice President, Real Estate, of Whiteco Industries, Inc., a company engaged in outdoor advertising, family entertainment, hotels and restaurants, land development and construction. Mr. Snyder has been the President of S-W Corporation, a land development company, since 1978. He was a director of Bank One, Merrillville, N.A. from 1990 to 1997 and served on the Board of Trustees of Porter Memorial Hospital from 1989 to 2000. Since 1989, he has served on the Board of Trustees of Valparaiso University. Mr. Snyder was President of the National Association of Realtors in 1983 and has served as a director of that organization since 1972.

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES.

BOARD AND COMMITTEE MEETINGS

     During the fiscal year ended February 28, 2001 ("fiscal 2001"), the Board held fifteen meetings. The Board maintains Audit, Nominating, Compensation, Strategic Planning, Technology and Governance Committees, which hold separate committee meetings. The specific responsibilities of each committee are summarized below. Each Board member, except Messrs. Dougherty and Cunningham, attended 75% or more of the meetings held during fiscal 2001 by the Board and the committees on which he served; Mr. Dougherty attended 72% and Mr. Cunningham attended 74% of the Board and applicable committee meetings during fiscal 2001.

          1. The Audit Committee consults with and reviews the reports and recommendations of the Company's independent certified public accountants and reports thereon to the Board, meets with the Company's internal auditors to review policy and procedural matters and meets with management on financial matters. Messrs. Donato (Chairman), Dougherty and Snyder are members of this committee, which met six times during fiscal 2001.

          2. The Nominating Committee considers and recommends to the Board proposals to be presented for action by the Company's stockholders and considers and reviews issues relating to the Company's proxy and the annual meeting of stockholders, including the consideration of nominations to the Board of Directors submitted by stockholders. Stockholders wishing to nominate directors must comply with Section 12 of the Company's Bylaws, which requires certain information to be provided in connection with the submission of stockholder nominations and sets forth certain timing requirements with respect thereto. Messrs. Enis (Chairman) and Cunningham are members of this committee, which met three times during fiscal 2001.

          3. The Compensation Committee reviews, recommends and approves changes to the Company's executive compensation program and all compensation actions for Angelo R. Mozilo, Stanford L. Kurland and other executive officers of the Company. The employment agreements, and any amendments thereto, of Messrs. Mozilo and Kurland are considered by the Compensation Committee and ultimately recommended by the Committee to the Board. The Compensation Committee also administers the Company's stock option plans and other benefit plans. Messrs. Snyder (Chairman), Donato and Heller are members of this committee, which met seventeen times during fiscal 2001.

          4. The Strategic Planning Committee examines long range planning issues facing the Company and its role in the industries in which it operates and the general marketplace, as well as other issues relating to the Company's operations. Messrs. Heller (Chairman), Dougherty and Robertson are members of this committee, which met six times during fiscal 2001.

          5. The Technology Committee reviews the Company's progress and role on the Internet and monitors the Company's overall information technology operations. The Committee was also responsible for monitoring Y2K issues. Messrs. Cunningham (Chairman), Enis and Robertson are members of this Committee, which met five times during fiscal 2001.

          6. On February 16, 2001, the Board adopted a resolution establishing a Governance Committee. The Governance Committee reviews and recommends to the Board matters such as organization, structure and operation of the Board and its committees, tenure of Board members, including potential term limits regarding mandatory retirement ages, and policies and practices concerning management succession and development. This committee currently consists of Messrs. Dougherty (Chairman), Donato and Heller (Co-Chairman). No Governance Committee meetings were held during fiscal 2001.

COMPENSATION OF DIRECTORS

     Directors who are Company employees are not paid any fees for serving on the Board and its committees.

     Each director who is not an employee of the Company receives an annual fee of $58,500 (payable monthly in arrears for each month during which he serves as a director of the Company) for serving on the Board and any of its committees and is entitled to reimbursement for his expenses incurred in attending meetings of the Board and its committees. Each such Board member also receives a fee of $950 for each Board meeting attended. In addition, the chairman of each committee receives $5,000 per year for serving as chairman and each co-chairman receives $3,500 per year, although during fiscal 2001, no co-chair fees were paid. The Company maintains a plan whereby each director who is not an employee of the Company can elect to defer all or a part of his director's fees until a predetermined date, and the Company agrees to credit interest on the amount deferred. Directors who are elected to the Board on or after March 24, 1998 and elect to participate in the plan have interest credited to their respective deferred fees under the plan at a rate equal to the Moody's Seasoned Corporate Bond Index. Directors who were serving as members of the Board prior to March 24, 1998 and elect to participate in the plan may, at their option, have interest credited to their respective deferred fees at a rate equal to either
(i) the Moody's Seasoned Corporate Bond Index or (ii) the Company's after-tax return on weighted average equity based on the most recently published earnings for a four fiscal quarter period (but limited to a minimum of 50% and a maximum of 150% of the Moody's Seasoned Corporate Bond Index). Messrs. Cunningham, Donato, Dougherty, Robertson and Snyder deferred fees during fiscal 2001.

     Each director who is not an employee of the Company is entitled to receive a non-discretionary stock option grant each year. The number of shares subject to the option is determined pursuant to a formula based on earnings per share set out in the applicable stock option plan. These options become exercisable one year after the grant date. On April 3, 2000, each non-employee director received a stock option grant of 15,000 shares of the Company's Common Stock at an exercise price of $27.9063 per share, which was the average of the high and low sales prices of the Company's Common Stock on the New York Stock Exchange on the date of grant. At a meeting held on January 18, 2001, the Board approved the issuance to each non-employee director of 1,000 shares of Common Stock of the Company on March 1, 2001. These shares are subject to restrictions on transfer that will lapse over a three year period in approximately equal increments.

     Each director who is not an employee of the Company may elect to participate in the Company's group health plans consisting of medical and dental benefits (the "Health Plans"). Messrs. Cunningham, Enis and Donato participate in the Health Plans. The annual cost to the Company for each participating director, net of premium payments made by the director, is $3,302, $1,852 and $3,203, respectively.

DIRECTOR EMERITUS

     The Company maintains the position of Director Emeritus for non-employee directors of the Company who have retired from the Board. Each such individual who agrees to provide advisory and consulting services to the Company and its subsidiaries, as the Board may determine, and to attend meetings as requested by the Board may serve as Director Emeritus for life. Further, each Director Emeritus is required to refrain from entering into an employment or consulting agreement with, or from supplying any information or materials to, any competitor of the Company or its subsidiaries throughout his or her term. In consideration for serving as Director Emeritus, each Director Emeritus received monthly compensation for the life of the individual as more fully described below. In addition, the stock options granted to the Director Emeritus during his or her tenure as a director shall continue to vest, as provided under the Company's stock option programs (the "Stock Option Vesting Benefit").

  -- Discontinuation of Monthly Compensation

     Prior to August 2000, each Director Emeritus received compensation paid on a monthly basis for the life of the individual in an amount based on the number of years of service as a director and the amount of director's fees paid to him during the last month of service as a director prior to his retirement in accordance with the following schedule:

YEARS OF
SERVICE                       MONTHLY COMPENSATION
--------                      --------------------
 5 years              45% of last month's Director's fees
10 years              70% of last month's Director's fees
15 years              95% of last month's Director's fees

     On August 10, 2000, the Board adopted a resolution discontinuing payment of this monthly compensation to any person who becomes a Director Emeritus following the date of the adoption of the resolution. However, the Company continues to make such payments to two individuals who retired from the Board prior to this amendment: Victor R. Witt, who retired in August 1993, is paid $3,048 per month and Jack L. Bruckner, who retired in July 1994, is paid $2,246 per month.

     In connection with the discontinuation of the monthly compensation, each current non-employee director, except Mr. Robertson, received a cash payment related to the present value of the lifetime benefits under the plan to which he would otherwise have been entitled had he become a Director Emeritus, except that the payment was based solely on the individual's years of service as of December 31, 2000 without taking into account any benefits that would have accrued thereafter. The cash payments were as follows:

Jeffrey M. Cunningham...................................    $ 27,174
Ben M. Enis.............................................     394,857
Edwin Heller............................................     281,742
Robert J. Donato........................................     235,908
Michael E. Dougherty....................................      60,068
Harley W. Snyder........................................     366,633
Oscar P. Robertson......................................           0

     In connection with its deliberations regarding this issue, the Board received an opinion from a nationally recognized employee benefits consulting firm confirming that the termination of the plan and the calculation of the cash payments made to the current, non-employee directors as set forth above (including the actuarial and other assumptions) is within the range of competitive practice and considers the best interests of stockholders.

  -- Modification of Eligibility Requirements

     On May 10, 2001, the Board amended the eligibility requirements of the Director Emeritus Plan to allow for the participation of any non-employee director who retires from the Board after three years of service. Prior to this amendment, participation was afforded to non-employee directors who retired from the Board after having attained the age of 65 (age 63 for directors serving on the Board on or before February 11, 1987) regardless of the number of years served on the Board. In addition, the Board clarified that a Director Emeritus would not be required to provide consulting and advisory services to the Company in excess of 5 hours per month. Also on such date, the Board amended the Director Emeritus Plan (i) to allow the shares of restricted stock granted to the Director Emeritus during his or her tenure as a director to continue to vest (as provided in the restricted stock agreements); (ii) to permit the Director Emeritus to participate in the benefits afforded under the Company's medical plans and (iii) to provide to any Director Emeritus, who, upon request, attends a Board meeting, a payment in an amount not less than the then-current per meeting fee payable to non-employee directors of the Company for attending Board meetings plus reasonable expenses incurred in connection with such attendance. The Board also continued the Stock Option Vesting Benefit.

                               EXECUTIVE OFFICERS

     The executive officers of the Company, as of the date of this Proxy Statement, selected at the annual organizational meeting of the Board of Directors held on July 12, 2000, or subsequently appointed, to serve at the pleasure of the Board of Directors, are as follows:

                                                                                              EMPLOYED
                NAME                   AGE                       OFFICE                        SINCE
                ----                   ---                       ------                       --------
Angelo R. Mozilo.....................  62     Chairman of the Board, Chief Executive            1969
                                              Officer and President
Stanford L. Kurland..................  48     Executive Managing Director and Chief             1979
                                              Operating Officer
Kevin W. Bartlett....................  43     Senior Managing Director and Chief of             1986
                                              Secondary Markets
Thomas H. Boone......................  46     Senior Managing Director and Chief of Global      1984
                                              Processing
Carlos M. Garcia.....................  45     Senior Managing Director and Chief Financial      1984
                                              Officer
David Sambol.........................  41     Senior Managing Director and Chief of             1985
                                              Production
Sandor E. Samuels....................  48     Managing Director, Legal, General Counsel         1990
                                              and Secretary

     Angelo R. Mozilo is co-founder of the Company and has been Chairman of the Board of the Company since March 1999, Chief Executive Officer of the Company since February 1998 and President of the Company since March 2000. Prior to his present position, he was Vice Chairman of the Board and Executive Vice President of the Company, positions that he held from the Company's formation in March 1969. Mr. Mozilo is also the co-founder of CHL and currently serves as Chairman of the Board of Directors of CHL. He also co-founded IndyMac. In February 2000, Mr. Mozilo resigned as President and Vice Chairman of the Board of Directors of IndyMac and, in March 2000, he resigned from the Board of Directors of IndyMac.

     Stanford L. Kurland joined the Company as a Senior Vice President in 1979. He became Chief Financial Officer in 1983 and Managing Director in 1988. He was Senior Managing Director, Chief Financial Officer and Chief Operating Officer from 1989 until March 1995, when he became Senior Managing Director and Chief Operating Officer. Mr. Kurland was elected to the Board in September 1999, and in July 2000, he was appointed Executive Managing Director and Chief Operating Officer. Mr. Kurland served as President and Chief Operating Officer of CHL from March 1995 to February 1999 and assumed the role of Chief Executive Officer and President of CHL in March 1999. He also has been a member of the Board of Directors of CHL since 1990.

     Kevin W. Bartlett joined the Company in 1986. He became a Managing Director in May 1991. His title was changed to Managing Director, Secondary Marketing in 1994. In July 2000, he was elected Senior Managing Director and Chief of Secondary Markets. He currently holds the same title at CHL.

     Thomas H. Boone joined the Company as a Vice President in 1984 and became a Managing Director in 1988. His title was changed to Managing Director, Chief Loan Administration Officer in 1996 and to Managing Director, Portfolio Services in September 1997. In June 1999, Mr. Boone became Managing Director, Global Mortgage Services, and in July 2000, he was elected Senior Managing Director and Chief of Global Processing. He currently holds the same title at CHL.

     Carlos M. Garcia joined the Company as Vice President, Finance and Chief Accounting Officer in 1984. He became Senior Vice President in 1986 and Managing Director, Chief Accounting Officer in 1990. He became Managing Director, Finance, Chief Financial Officer and Chief Accounting Officer of the Company in March 1995. In July 2000, he was elected Senior Managing Director and Chief Financial Officer of the Company. In March 1999, Mr. Garcia also assumed the role of Chief Operating Officer of CHL in addition to his position of Managing Director, Finance of CHL. Mr. Garcia became a Director of CHL in March 2000.

     David Sambol joined the Company in 1985 and became Managing Director, Capital Markets in July 1994. In July 2000, he was elected Senior Managing Director and Chief of Production of the Company and currently holds the same title at CHL. In March 2000, Mr. Sambol became a member of the Board of Directors of CHL. From October 1993 through May 2000 he served as President and continues to serve as Chief Executive Officer of Countrywide Capital Markets, Inc., a subsidiary of the Company that oversees the registered broker-dealer and the servicing rights brokerage operation.

     Sandor E. Samuels joined the Company in 1990 as Senior Vice President, General Counsel and Secretary. He was appointed Managing Director, Legal, General Counsel and Secretary in May 1991. He holds the same title at CHL.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                             PRINCIPAL STOCKHOLDERS

     The following table shows, with respect to each person or entity known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of December 31, 2000, (i) the number of shares of Common Stock so owned and (ii) the percentage of all shares outstanding represented by such ownership (based upon the number of shares outstanding as of December 31, 2000).

                                                              NUMBER OF     PERCENT
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)               SHARES      OF CLASS
          ---------------------------------------             ----------    --------
Oppenheimer Capital.........................................  10,321,371      8.87%
  1345 Avenue of the Americas
  New York, New York 10105

---------------
(1) Based upon a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") for the period ended December 31, 2000.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following information sets forth the number of shares of the Company's Common Stock beneficially owned as of April 2, 2001 by each of the Company's directors, including the nominees for election as directors, the Company's Chief Executive Officer and President, and the four other most highly compensated executive officers (the "named executive officers"), and all directors and executive officers as a group.

                                               NUMBER OF                                   PERCENT
     NAME OR NUMBER OF PERSONS IN GROUP       SHARES OWNED    OPTIONS(1)      TOTAL      OF CLASS(2)
     ----------------------------------       ------------    ----------    ---------    -----------
Angelo R. Mozilo............................    335,290(3)    2,476,401     2,811,691       2.37%
Jeffrey M. Cunningham.......................      3,000          32,569        35,569
Robert J. Donato............................     42,609          41,876        84,485
Michael E. Dougherty........................     13,000          23,117        36,117
Ben M. Enis.................................     47,346          96,720       144,066
Edwin Heller................................      6,125          32,569        38,694
Stanford L. Kurland.........................    132,504(4)      791,866       924,370
Oscar P. Robertson..........................      1,000          15,000        16,000
Harley W. Snyder............................     15,285          41,877        57,162
Thomas H. Boone.............................     23,691         267,921       291,612
Carlos M. Garcia............................    192,315         290,755       483,070
David Sambol................................      2,676          59,998        62,674
All directors and executive officers as a
  group (14 persons)........................    834,481       4,505,573     5,340,054       4.51%

---------------
(1) Represents shares subject to stock options that are exercisable on April 2, 2001 or become exercisable within 60 days of April 2, 2001.

(2) Percentage information is omitted for individuals who own less than one percent of the outstanding shares of Common Stock and shares deemed outstanding due to exercisable options.

(3) Includes 723 shares owned by Phyllis Mozilo, wife of Mr. Mozilo, as to which Mr. Mozilo disclaims beneficial ownership.

(4) Includes 1,000 shares owned by Mr. Kurland's family foundation, as to which Mr. Kurland disclaims beneficial ownership.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company and its subsidiaries to the named executive officers of the Company for all services in all capacities during the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                               FISCAL                                                COMPENSATION
                                YEAR                ANNUAL COMPENSATION                 AWARDS
                               ENDED     -----------------------------------------   ------------
                              FEBRUARY                              OTHER ANNUAL     STOCK OPTION      ALL OTHER
NAME AND PRINCIPAL POSITION    28/29     SALARY(1)     BONUS(2)    COMPENSATION(3)    SHARES(4)     COMPENSATION(5)
---------------------------   --------   ----------   ----------   ---------------   ------------   ---------------
Angelo R. Mozilo............    2001     $1,650,000   $3,756,377      $100,000         500,000         $470,227
  Chairman of the               2000      1,400,000    4,210,970        39,413               0          469,618
  Board, President and          1999      1,400,000    3,935,821         2,611               0          705,193
  Chief Executive Officer
Stanford L. Kurland.........    2001        840,000    1,150,000             0         150,000          103,653
  Executive Managing            2000        781,396    1,090,800        31,287         225,000          100,514
  Director and Chief            1999        744,187    1,195,740         1,921         135,000           90,769
  Operating Officer
David Sambol................    2001        512,500    1,150,000             0         141,250           32,508
  Senior Managing Director      2000        391,000      808,603         8,768          45,000           33,266
  and Chief of Production       1999        360,500      724,700           521          30,000           26,913
Carlos M. Garcia............    2001        430,562      550,000             0          62,500           42,581
  Senior Managing Director      2000        406,000      326,461         5,600          56,250           42,820
  and Chief Financial           1999        375,250      324,221           473          35,000           38,273
  Officer
Thomas H. Boone.............    2001        420,187      500,005             0          62,500           40,210
  Senior Managing Director      2000        398,500      331,190         2,866          56,250           53,874
  and Chief of Global           1999        375,250      269,649           380          30,000           43,512
  Processing

---------------
(1) Amounts shown for the indicated fiscal year include amounts deferred at the election of the named executive officer pursuant to the Company's 401(k) plan and the officer's deferred compensation plan.

(2) Amounts shown represent the dollar value of the bonus earned by the named executive officer during the indicated fiscal year whether or not paid in such fiscal year. Mr. Mozilo's bonus amount was awarded pursuant to his employment agreement. Mr. Kurland's bonus amount was awarded pursuant to the Company's Annual Incentive Plan that was approved by the Company's stockholders at the 1996 annual meeting (the "Annual Incentive Plan"). An additional amount was recommended by the Compensation Committee and approved by the Board in recognition of Mr. Kurland's further contributions to the Company not contemplated when the Annual Incentive Plan was approved by stockholders. The bonus amounts received by Messrs. Garcia, Sambol and Boone were awarded pursuant to a formula approved by the Compensation Committee.

(3) Amounts shown represent the portion of interest accrued on the account of the named executive officer with respect to deferred compensation that exceeds 120% of the applicable federal rate. Amount shown for Mr. Mozilo for fiscal 2001 represents the final installment of his relocation allowance.

(4) Amounts shown represent the number of option shares granted during the applicable fiscal year. The stock options granted to Mr. Mozilo in fiscal 2001 were also reported in the Company's Proxy Statement dated June 1, 2000.

(5) Amounts shown for fiscal 2001 consist of the following: (i) Mr. Mozilo:
    Company contribution to 401(k) Plan -- $4,800; Company contribution to deferred compensation account -- $195,000; Company paid life insurance premiums -- $258,642; Company paid tax and investment advice -- $11,785;
    (ii) Mr. Kurland: Company contribution to 401(k) Plan -- $4,800; Company contribution to deferred compensation account -- $58,605; Company paid life insurance premiums -- $21,690; Company paid tax and investment advice -- $18,558; (iii) Mr. Sambol: Company contribution to 401(k)
    Plan -- $4,800; Company contribution to deferred compensation account -- $10,000; Company paid life insurance premiums -- $10,623; Company paid tax and investment advice -- $7,085; (iv) Mr. Garcia: Company contribution to 401(k) Plan -- $4,800; Company contribution to deferred compensation account -- $20,750; Company paid life insurance premiums -- $10,018; Company paid tax and investment advice -- $7,013; and
    (v) Mr. Boone: Company contribution to 401(k) Plan -- $4,800; Company contribution to deferred compensation account -- $24,940; Company paid life insurance premiums -- $10,470.

     The following table sets forth information on the stock options granted to the named executive officers in fiscal 2001.

                    STOCK OPTION GRANTS IN FISCAL YEAR 2001

                                  INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------
                          NUMBER OF
                          SECURITIES      % OF TOTAL
                          UNDERLYING    OPTIONS GRANTED      EXERCISE
                           OPTIONS      TO EMPLOYEES IN       PRICE        EXPIRATION       GRANT DATE
          NAME            GRANTED(1)      FISCAL YEAR      ($/SHARE(2))       DATE       PRESENT VALUE(3)
          ----            ----------    ---------------    ------------    ----------    ----------------
Angelo R. Mozilo........   500,000(4)       15.9686          $23.3438       6/1/2005        $5,344,850
Stanford L. Kurland.....   150,000           4.7905           23.3438       6/1/2005         1,603,455
David Sambol............    41,250           1.3174           23.3438       6/1/2005           440,950
                           100,000           3.1937           32.0313      6/28/2005         1,068,970
Carlos M. Garcia........    37,500           1.1976           23.3438       6/1/2005           400,864
                            25,000            .7984           32.0313      6/28/2005           267,243
Thomas H. Boone.........    37,500           1.1976           23.3438       6/1/2005           400,864
                            25,000            .7984           32.0313      6/28/2005           267,243

---------------
(1) All options become exercisable at the rate of approximately 33.3% on each of the first, second and third anniversaries of the grant date, except in the event of a "Change of Control" as defined in the relevant stock option plan. Upon a Change of Control, all options become immediately exercisable.

(2) The exercise price is not less than the market value of the Common Stock on the date of grant.

(3) The present value of the options as of their grant dates was calculated using the Black-Scholes single option model. The assumptions used in the model are: expected volatility of 37.8463%; risk-free rate of return (approximately equal to the five-year Treasury rate at the grant date) of 6.418%; dividend yield of 1.5730%; and time to exercise of five years. No discounting was done to account for non-transferability or vesting. The actual value, if any, a named executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

(4) The stock options granted to Mr. Mozilo were also reported in the Company's Proxy Statement dated June 1, 2000.

     The following table sets forth information on stock option exercises by named executive officers during fiscal 2001 and outstanding options and their value at February 28, 2001. Value is calculated as the excess of the fair market value of the Common Stock over the exercise price of the options at the exercise date or fiscal year end, as applicable.

               OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                            NUMBER OF                         OPTIONS AT              IN-THE-MONEY OPTIONS AT
                             SHARES                        FEBRUARY 28, 2001             FEBRUARY 28, 2001
                            ACQUIRED       VALUE      ---------------------------   ---------------------------
          NAME             ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   ----------   -----------   -------------   -----------   -------------
Angelo R. Mozilo.........    14,779      $  416,823    2,309,750       500,000      $54,305,463    $10,503,100
Stanford L. Kurland......    52,421       1,707,982      595,623       430,000       11,244,521      5,418,780
David Sambol.............    74,074       1,632,303       15,000       200,000                0      2,604,547
Carlos M. Garcia.........    15,498         512,070      240,757       133,750        5,317,068      1,712,207
Thomas H. Boone..........    17,916         655,752      220,424       130,000        4,826,596      1,690,597

PENSION PLAN

     The following table illustrates annual pension benefits under the Company's Defined Benefit Pension Plan (the "Pension Plan") for participants retiring in 2001 at age 65 payable in the form of a life annuity under various levels of base compensation and years of credited service. The pension benefits in the table are not subject to deduction for Social Security or other offset amounts.

                               PENSION PLAN TABLE

                                                           YEARS OF SERVICE
                                       --------------------------------------------------------
          REMUNERATION(1)                10        15        20        25        30        35
          ---------------              ------    ------    ------    ------    ------    ------
$300,000 - $1,400,000..............    23,100    37,970    52,010    66,290    81,610    96,930

---------------
(1) Under the Internal Revenue Code of 1986, as amended (the "Tax Code"), commencing January 1, 2000, annual compensation in excess of $170,000 is not taken into account when calculating benefits under the Pension Plan. Accordingly, because all named executive officers receive a base salary in excess of $170,000, benefits payable to the named executive officers under the Pension Plan only vary based on years of credited service.

     The compensation used for Pension Plan purposes is the amount shown in the Salary column of the SUMMARY COMPENSATION TABLE, subject to the $170,000 limitation under the Tax Code. Benefits are 100% vested after five years of service. Certain provisions in the Pension Plan become effective upon a Change in Control (as defined in the Pension Plan). These provisions prevent the Pension Plan from being amended in a way that would negatively impact participants and allow a participant to become fully vested if terminated for reasons other than Cause (as defined in the Pension Plan) within two years following a Change in Control. The years of credited service under the Pension Plan for the named executive officers are: Angelo R. Mozilo, 32; Stanford L. Kurland, 21; David Sambol, 15; Carlos M. Garcia, 16; and Thomas H. Boone, 16.

     The Company has adopted a Supplemental Executive Retirement Plan (the "SERP"), effective in the fiscal year ended February 28, 1995, designed to provide certain executives with retirement income equal to 70% of their average annual salary determined by averaging the five highest salaried years out of the ten years preceding retirement. In January 1999, the Compensation Committee approved an amendment to reduce the maximum benefit amount to 33.3% for new participants. Benefits under the SERP are paid for fifteen years and are reduced by benefits the participant receives from (i) payments under the Pension Plan;
(ii) the Company's contributions to the participant's deferred compensation account; and (iii) pensions of a defined benefit nature from other employers. As of February 28, 2001, the estimated annual benefit under the SERP for Messrs. Mozilo, Kurland, Sambol, Garcia and Boone (assuming retirement at age 65) will be $400,686, $324,051, $627,937, $200,155 and $106,087, respectively.

     The SERP provides for a lump sum payment to a participant, including a named executive officer, in the event of a participant's death or a change in control. The lump sum payment is to be made within 60 days after the change in control or receipt by the Compensation Committee of notice of the participant's death, as the case may be. In such case, the amount paid under the SERP is to be determined as if employment had terminated on the date of death or the date of the change in control, as applicable, and payments had commenced on the participant's 65th birthday.

     As part of Mr. Mozilo's new employment agreement with the Company effective as of March 1, 2001, the Company agreed to provide Mr. Mozilo an enhanced retirement benefit under the SERP (the "Agreement SERP"), see "EXECUTIVE COMPENSATION -- Employment Agreements" and "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION." The Agreement SERP is generally governed by the terms of the SERP, with the following exceptions. In all cases other than following termination of Mr. Mozilo's employment by the Company for cause, the Agreement SERP is designed to provide Mr. Mozilo with annual retirement income equal to 60% of the average of his three highest fiscal years of combined annual base salary and annual bonus during the ten fiscal years preceding his termination of employment with the Company but not to exceed $3,000,000 per year, less the offsets described above in the discussion of the SERP. In the event that Mr. Mozilo's employment is terminated for cause, he will not be entitled to the Agreement SERP and his benefit will be governed by the terms of the SERP. The estimated lifetime annual benefit under the Agreement SERP for Mr. Mozilo (assuming retirement at age 67, base salary at the levels provided under his new employment agreement and continuation of bonuses at the current level) will be $2,200,000.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Mozilo, Kurland, Boone, Garcia, and Sambol that provide for certain compensation, death, disability and termination benefits.

     On September 11, 2000, the Company amended and restated its employment agreement with Angelo R. Mozilo, Chairman of the Board, Chief Executive Officer and President of the Company (the "Fourth Restated Agreement"). Effective as of March 1, 2001, the Company entered into a new employment agreement with Mr. Mozilo (the "New Mozilo Agreement").

     The Fourth Restated Agreement provided for Mr. Mozilo's employment with the Company for the period commencing March 1, 2000 and continuing indefinitely until terminated by Mr. Mozilo or the Company in accordance with the terms of the agreement, including by Mr. Mozilo's resignation for any reason. Pursuant to the Fourth Restated Agreement, Mr. Mozilo was to receive a base salary of $1,750,000 in the fiscal year ending February 28, 2002. In each fiscal year thereafter, Mr. Mozilo's base salary was to be increased by an amount not less than $200,000, as determined by the Compensation Committee. The Fourth Restated Agreement provided for additional incentive compensation in each year during the term thereof in the form of an annual cash bonus pursuant to a formula that multiplied the prior year's bonus by the ratio of the current year's earnings per share over those of the previous year. Mr. Mozilo was also entitled to receive stock options in respect of not fewer than 350,000 shares of the Company's Common Stock for the fiscal year ended February 28, 2001, and, for each fiscal year thereafter, the Compensation Committee was to grant to Mr. Mozilo stock options in respect of not fewer than 350,000 shares of the Company's Common Stock.

     The New Mozilo Agreement provides for a fixed employment term commencing as of March 1, 2001 and ending on February 28, 2006, unless earlier terminated in accordance with the terms of the agreement. Upon expiration of such term, or Mr. Mozilo's earlier termination by the Company without cause or by Mr. Mozilo for Good Reason (as such term is defined in the New Mozilo Agreement), the New Mozilo Agreement provides that Mr. Mozilo will enter into a five year consulting agreement with the Company that, during its term, shall provide to Mr. Mozilo payment of an annual consulting fee equal to $400,000, office space, secretarial support, use of a private jet for Company business purposes for up to 100 hours per year, the continuation of financial planning services and payment of Mr. Mozilo's country club dues. Mr. Mozilo has agreed to serve as a director of the Company during the term of the consulting agreement and prior to a change in control. Following a change in control or failure by the Company to honor its obligations thereunder, Mr. Mozilo may terminate the consulting agreement. If Mr. Mozilo terminates the consulting agreement by reason of the Company's failure to honor its obligations thereunder, in addition to the acceleration of his options described below, Mr. Mozilo shall immediately become entitled to the full amount of the consulting fees and the fair market value of the benefits (other than the use of the plane) that otherwise would have been provided during the five year consulting term. Pursuant to the New Mozilo Agreement, the terms of Mr. Mozilo's base salary, his annual cash bonus and the stock option grant in respect of not fewer than 350,000 shares of the Company's Common Stock for the fiscal year ended February 28, 2001 remain unchanged from those provided for in the Fourth Restated Agreement. In addition, the New Mozilo Agreement provides for a stock option grant to Mr. Mozilo in respect of 650,000 shares of the Company's Common Stock in consideration for Mr. Mozilo entering into the New Mozilo Agreement. Further, for each fiscal year during the term of the New Mozilo Agreement following the fiscal year ended February 28, 2001, Mr. Mozilo will continue to be entitled to an option to purchase not fewer than 350,000 shares as determined by the Compensation Committee. The New Mozilo Agreement provides that all options granted to Mr. Mozilo pursuant to its terms shall vest in full in the event of a change in control (whether during the term of his employment or consulting agreement) or termination of Mr. Mozilo's employment by reason of death or disability or by Mr. Mozilo for Good Reason or by the Company without cause. Similarly, Mr. Mozilo's consulting agreement provides that all options granted pursuant to the New Mozilo Agreement shall vest by reason of his death or disability during its term or upon termination of the consulting agreement by Mr. Mozilo by reason of the Company's failure to honor its obligations thereunder. The New Mozilo Agreement further provides that, following the events triggering accelerated vesting thereunder or Mr. Mozilo's retirement at the end of the term, he will be entitled to exercise such options to the extent vested for the remainder of their ten year term. In addition, the New Mozilo Agreement provides Mr. Mozilo and his wife with lifetime medical insurance following termination of his employment other than by the Company for cause. The New Mozilo Agreement also provides Mr. Mozilo a supplemental retirement benefit in lieu of his prior benefit under the Company's SERP. For a more complete description of Mr. Mozilo's supplemental retirement benefit, see "EXECUTIVE COMPENSATION -- Pension Plan."

     Effective March 1, 1999, the Company entered into an employment agreement with Stanford L. Kurland, whose title at that time was Senior Managing Director and Chief Operating Officer of the Company and President and Chief Executive Officer of CHL. As of September 11, 2000, the Company restated the employment agreement (the "Kurland Agreement") to reflect Mr. Kurland's promotion to Executive Managing Director and Chief Operating Officer of the Company and to provide for Mr. Kurland's services through February 28, 2003, as well as certain stock option rights and the continuation of other benefits in the event of a change in control. Pursuant to his employment agreement, Mr. Kurland received a base salary of $840,000 for fiscal year 2001; in fiscal years 2002 and 2003, Mr. Kurland's salary shall be increased by an amount of not less than 5% nor more than 10%, as may be approved by the Board, based on the recommendation of Mr. Mozilo. The Kurland Agreement provides for additional incentive compensation in respect of each fiscal year ending during the term thereof in the form of an annual cash bonus as determined in accordance with the Annual Incentive Plan, which was approved by the stockholders at the 1996 annual meeting and is subject to re-approval by the Company's stockholders at the Meeting. See "EXECUTIVE COMPENSATION -- Annual Incentive Plan," and "PROPOSAL TWO -- RE-APPROVAL OF THE ANNUAL INCENTIVE PLAN." The agreement also provides for additional incentive compensation in the form of grants of stock options under any stock option plans that may exist or come into effect. In respect of each fiscal year ending during the term of the Kurland Agreement, Mr. Kurland will be granted options in respect of not fewer than 100,000 shares and not greater than 250,000 shares of the Company's Common Stock, as determined by the Compensation Committee.

     The New Mozilo Agreement and the Kurland Agreement each provides (and Mr. Mozilo's Fourth Restated Agreement similarly provided) that following a change in control, in the event of termination of the officer's employment by the Company without cause or by the officer for Good Reason (including a termination for any reason within two years after a change in control in the case of Mr. Mozilo), the officer shall receive a cash severance payment in lieu of any further salary and incentive compensation for periods subsequent to such termination equal to three times the sum of (i) the officer's annual base salary as of the date of such termination and (ii) the greater of (x) the average of the officer's aggregate bonus and/or incentive award for each of the two fiscal years preceding the fiscal year of such termination and (y) the bonus and/or incentive award paid to the officer for the fiscal year immediately preceding the date of the change in control. The Company is also required to afford the officer and each of his dependents and beneficiaries, for a period of up to three years, certain other benefits provided to the officer and such other persons prior to the officer's termination. The Kurland Agreement further provides that all stock options held by Mr. Kurland on the termination date (as defined in the Kurland Agreement) shall become immediately exercisable.

     The Company entered into employment agreements with Senior Managing Directors Thomas H. Boone, Carlos M. Garcia and David Sambol, effective as of July 1, 2000 (the "Senior Managing Director Agreements"), each of which provides for the services of the individual through February 28, 2003. Each of these employment agreements also provides for certain compensation, death, disability and termination benefits. The annual base salary of each officer for fiscal 2001 is as follows: Mr. Boone: $425,250; Mr. Garcia: $436,000; and Mr. Sambol:
$550,000. In respect of fiscal years ending in 2002 and 2003, each of the annual base salaries shall be increased by no less than 5% and no more than 10% each year. In addition, the agreements provide for incentive compensation, in respect of each fiscal year ending during the term thereof, in the form of an annual cash bonus as determined in accordance with a bonus plan approved by the

Compensation Committee. The agreements also provide for additional incentive compensation in the form of stock options under any stock option plans that may exist or come into effect. In respect of each fiscal year ending during the term of the agreements, Messrs. Boone and Garcia will be granted options for no fewer than 20,000 and no greater than 80,000 shares of the Company's Common Stock, as determined by the Compensation Committee. Mr. Sambol will be granted options for no fewer than 50,000 and no greater than 125,000 shares of the Company's Common Stock, as determined by the Compensation Committee.

     Each of the Senior Managing Director Agreements provides for a severance payment in the event the officer is terminated following a change in control (as defined in each of the agreements) in the amount equal to three times the sum of
(i) the officer's annual base salary and (ii) the total amount of incentive compensation in respect of the fiscal year immediately preceding the termination date (as defined in each of the agreements). In addition, all stock options held by the officer on the termination date shall become immediately exercisable and the Company shall continue to provide certain benefits for three years following the termination date.

     The New Mozilo Agreement, the Kurland Agreement and the Senior Managing Director Agreements each provides (and Mr. Mozilo's Fourth Restated Agreement similarly provided) that, in the event of disability, the officer shall receive annual compensation in an amount equal to (i) 50% of the officer's then current salary, minus (ii) the amount of any cash payments to the officer under the terms of the Company's disability insurance or other disability benefit plans or the Company's Pension Plan and any compensation the officer may receive pursuant to any other employment. These payments are to be made until the earlier of the officer's death or five years from the date of the disability. The Company is also required to afford the officer and each of his dependents and beneficiaries during the disability period certain other benefits provided to the officer and such other persons immediately prior to the officer's disability. Under each of these agreements, in the event of the officer's death during the term of his employment, the Company is required to pay to his beneficiary an amount equal to his salary for 12 months following the date of death and to provide to such beneficiary certain other benefits provided to the officer and his dependents and beneficiaries immediately prior to the officer's death.

     The New Mozilo Agreement, the Kurland Agreement and the Senior Managing Director Agreements each provides (and Mr. Mozilo's Fourth Restated Agreement similarly provided) the officer with a gross-up payment intended to make the officer whole, on an after-tax basis, for any payments made thereunder that become subject to excise taxes. The Kurland Agreement and the Senior Managing Director Agreements each also provides for certain benefits in the event of termination without cause or if the officer terminates his employment under specified conditions.

ANNUAL INCENTIVE PLAN

     The Company has in place an Annual Incentive Plan that was approved by the Company's stockholders at the 1996 annual meeting. The purposes of the Annual Incentive Plan are to promote the profitability of the Company, provide officers an opportunity to receive incentive compensation depending upon that profitability and to attract, retain and motivate such individuals. All officers of the Company currently are eligible for awards under the Annual Incentive Plan. During fiscal 2001, Mr. Kurland was the only participating executive officer under the Annual Incentive Plan.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed entirely of "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of section 162(m) of the Tax Code. The Compensation Committee is responsible for reviewing and recommending changes to the Company's executive compensation programs. It is also responsible for approving any employment agreements between the Company and any Senior Managing Director and making recommendations to the Board regarding the employment agreements, between the Company and Mr. Mozilo and Mr. Kurland, and any amendments thereto. The Compensation Committee also administers the Company's equity plans and other executive benefit plans. In addition to the determinations made by the

Compensation Committee during the fiscal year ended February 28, 2001, the Compensation Committee conducted a thorough review, over the course of a number of meetings, of the employment agreement and compensation arrangements of the Company's Chairman, Chief Executive Officer and President, Mr. Mozilo. As more fully described below, in recognition of the importance of retaining the services of Mr. Mozilo until he reaches the age of 67 and thereafter for five years as a consultant, the Board determined to enter into a new employment agreement with Mr. Mozilo to provide for a fixed term of employment, an additional stock option award, enhanced supplemental retirement benefits, post-employment medical insurance coverage and a post-employment consulting arrangement.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Committee believes that the success of the Company is dependent upon the ability to attract, retain and motivate key individuals. The Committee is responsible to the Board for ensuring that executive management perform in a manner that furthers the Company's business strategy and aligns it with the interests of stockholders. The Committee's philosophy is to compensate executives competitively for total performance in a way that ensures these goals are attained. The compensation program consists of three main components: (i) base salary; (ii) cash incentive compensation and (iii) stock options. Base salary is governed by individual performance, market parity and promotions. Cash incentive compensation is a potential cash award based on the Company's overall performance and the employee's individual performance. Stock options are intended to provide a significant incentive to contribute to the growth of the Company from the perspective of an owner with an equity stake in the business.

REVIEW OF EMPLOYMENT AGREEMENT FOR CHAIRMAN, CHIEF EXECUTIVE OFFICER AND
PRESIDENT

     The Compensation Committee was assisted in its review of the arrangements with Mr. Mozilo by a nationally recognized compensation consulting firm, which advised the Committee that the compensation arrangements proposed for Mr. Mozilo were reasonable. The Compensation Committee analyzed salary and incentive compensation paid to top executives across a wide range of organizations, including financial, industrial and service companies, as well as key mortgage banking related organizations. The review extended over a number of in-person and telephonic meetings. The Compensation Committee believes that Mr. Mozilo, as a co-founder and Chairman, Chief Executive Officer and President of the Company has played and continues to play a major and unique role in the development and continued success of the Company. The results of this review were incorporated in the New Mozilo Agreement. For a description of the terms of the New Mozilo Agreement, see "EXECUTIVE COMPENSATION -- Employment Agreements" and "EXECUTIVE COMPENSATION -- Pension Plan."

EMPLOYMENT TERM AND CONSULTING AGREEMENT OF CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT AFTER FISCAL 2001

     The Fourth Restated Agreement provided for Mr. Mozilo's employment with the Company for the period commencing March 1, 2000 and continuing indefinitely until terminated by Mr. Mozilo or the Company in accordance with the terms of the agreement, including by Mr. Mozilo's resignation for any reason. In light of Mr. Mozilo's importance to the success and well-being of the Company, the Compensation Committee considered it to be in the best interest of the Company to enter into a fixed term employment contract with Mr. Mozilo and to secure his continued services through a post-retirement consulting agreement. The New Mozilo Agreement provides for a fixed employment term commencing as of March 1, 2001 and ending on February 28, 2006, unless earlier terminated in accordance with the terms of the agreement. Under the New Mozilo Agreement, Mr. Mozilo may not resign (other than for Good Reason) during the term of the agreement. Upon expiration of such term, or Mr. Mozilo's earlier termination by the Company without cause or by Mr. Mozilo for Good Reason, the New Mozilo Agreement provides that Mr. Mozilo will enter into a five year consulting agreement with the Company. In order to secure Mr. Mozilo's commitment to a fixed employment term and the five year post-employment consulting agreement, the Company agreed to certain additional compensation as described more fully below. The New Mozilo Agreement provides for an additional option grant, an enhanced supplemental retirement benefit and retiree medical insurance coverage.

By securing the services of Mr. Mozilo for up to ten years and by further aligning Mr. Mozilo's interest with that of the stockholders through the additional option grant, the Compensation Committee determined that entering into the New Mozilo Agreement was in the best interest of the Company.

ENHANCED STOCK OPTIONS FOR CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT

     The New Mozilo Agreement provides for a stock option grant to Mr. Mozilo in respect of 650,000 shares of the Company's Common Stock in consideration for Mr. Mozilo entering into the New Mozilo Agreement. Further, pursuant to the New Mozilo Agreement, Mr. Mozilo will be granted options in respect of not fewer than 350,000 shares of the Company's Common Stock for the fiscal year ended February 28, 2001 and for each fiscal year thereafter during the term of the agreement, as determined by the Compensation Committee. The New Mozilo Agreement provides that all options granted to Mr. Mozilo pursuant to its terms shall vest in full in the event of a change in control (whether during the term of his employment or consulting agreement) or termination of Mr. Mozilo's employment by reason of death or disability or by Mr. Mozilo for Good Reason or by the Company without cause. Similarly, Mr. Mozilo's consulting agreement provides that all options granted pursuant to the New Mozilo Agreement shall vest by reason of his death or disability during its term or upon termination of the consulting agreement by Mr. Mozilo by reason of the Company's failure to honor its obligations thereunder. The New Mozilo Agreement further provides that, following the events triggering accelerated vesting thereunder or Mr. Mozilo's retirement at the end of the term, he will be entitled to exercise such options to the extent vested for the remainder of their ten year term.

RETIREE MEDICAL INSURANCE COVERAGE AND SUPPLEMENTAL RETIREMENT BENEFIT FOR CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT

     The New Mozilo Agreement provides Mr. Mozilo and his wife medical insurance for life that, in conjunction with Medicare, will provide each of them with coverage that is substantially similar in the aggregate to their current coverage. The New Mozilo Agreement also provides Mr. Mozilo an enhanced supplemental retirement benefit in lieu of his prior benefit under the Company's SERP that vests ratably over the term of the New Mozilo Agreement (with accelerated vesting in the event of termination of Mr. Mozilo's employment by reason of death or disability or by Mr. Mozilo for Good Reason or by the Company without cause). For a more complete description of Mr. Mozilo's supplemental retirement benefit see "EXECUTIVE COMPENSATION -- Pension Plan."

COMPENSATION OF THE CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT AND THE EXECUTIVE MANAGING DIRECTOR AND CHIEF OPERATING OFFICER

     Compensation for fiscal 2001 for Mr. Mozilo and Mr. Kurland was determined under their respective employment agreements, which provide for a base salary, cash incentive compensation and stock options. See "EXECUTIVE
COMPENSATION -- Employment Agreements."

     In respect of fiscal 2001, Mr. Mozilo and Mr. Kurland were granted options to purchase 350,000 and 200,000 shares of Common Stock, respectively, which options are exercisable at the rate of approximately 25% on each of the first, second, third and fourth anniversaries of the grant date and expire on the tenth anniversary of the grant date. Under the New Mozilo Agreement and the Kurland Agreement, the Compensation Committee has the sole discretion to award such stock options to Mr. Mozilo and Mr. Kurland.

     Mr. Mozilo received a cash bonus in respect of fiscal 2001 that was calculated by multiplying the prior year's bonus by a performance ratio obtained by dividing earnings per share for fiscal 2001 by earning per share for fiscal 2000. As a result, the cash bonus paid to Mr. Mozilo with respect to fiscal 2001 was less than the cash bonus he received with respect to fiscal 2000.

     Mr. Kurland received a cash bonus in respect of fiscal 2001 that was calculated in accordance with the Annual Incentive Plan, which provides that Mr. Kurland will be awarded from 0% to 250% of a specified target bonus, subject to the satisfaction of certain earnings per share and return on equity goals. Earnings per share decreased in fiscal 2001 compared to fiscal 2000, thereby resulting in a decrease in the annual incentive paid to Mr. Kurland under the Annual Incentive Plan in respect of fiscal 2001. In addition, the Board awarded

Mr. Kurland an additional bonus in the amount of $451,000 in recognition of Mr. Kurland's further contributions to the Company not contemplated when the Annual Incentive Plan was approved by stockholders. Such contributions include the establishment of a financial services holding company and the successful implementation of the Company's banking strategy; the growth in the Company's global operations and new initiatives in the Company's insurance operations.

COMPENSATION OF OTHER EXECUTIVES FOR FISCAL 2001

     Base salaries set forth in employment agreements and incentive compensation awarded to other named executive officers in respect of fiscal 2001 were based on the recommendations of senior management and independent consultants consistent with the Committee's philosophy and objectives. Consideration was given to the performance of the named executive officer in his or her particular area of responsibility and his or her contribution to the Company's management team. An assessment of the future contributions the executive should be able to make to the Company is also considered. The incentive cash bonuses paid to other executive officers were approved by the Compensation Committee and were based on a plan that was approved by the Committee.

STOCK OPTIONS GRANTED IN FISCAL 2001

     The Compensation Committee oversees the determination of the overall number of employee stock options to be granted each year and how those options are to be distributed among the employees.

     During fiscal 2001, the Compensation Committee recognized that a significant portion of options granted to employees had lost their value and placed at risk the effectiveness of those options as retention incentives. Given those circumstances, the Compensation Committee granted options in advance of June 2000, the time when options ordinarily would have been granted. Accordingly, options were granted to eligible employees (including executive officers) on April 3, 2000. These options equaled 1.2% of the outstanding Common Stock of the Company at February 28, 2001. Stock options were also granted to select employees at other times during fiscal 2001. The total number of these stock options equaled approximately 1.02% of the outstanding Common Stock of the Company at February 28, 2001.

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Tax Code limits the corporate deduction for compensation paid to named executive officers to $1 million unless such compensation qualifies as "performance-based compensation." It is the policy of the Committee to develop compensation plans that provide for the payment of compensation that is tax deductible to the Company, while recognizing that the legitimate interests of the Company and its stockholders may at times be better served by compensation arrangements that are not deductible.

     The incentive compensation arrangements for fiscal 2001 for Messrs. Mozilo and Kurland qualify as "performance-based compensation" and have previously been approved by the stockholders (see PROPOSAL TWO for discussion relating to re-approval of the Annual Incentive Plan). The Committee recognizes that the base salary of Mr. Mozilo will not be deductible to the extent non-deductible compensation exceeds $1 million but considers this additional amount not to be significant to the Company. The Company's stock option plans, as previously approved by stockholders, meet the requirements for deductibility.

                                          The Compensation Committee

                                          Harley W. Snyder, Chairman
                                          Robert J. Donato
                                          Edwin Heller

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Snyder (Chairman), Donato and Heller. During fiscal 2001, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, nor was any member of the Compensation Committee formerly an officer of the Company or any of its subsidiaries. Also, during that fiscal year, no executive officer of the Company served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Board.

                             AUDIT COMMITTEE REPORT

     The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such report by reference therein.

     The Audit Committee currently consists of three members of the Board, each of whom is independent of the Company and its management, as defined by the New York Stock Exchange listing standards. The Audit Committee operates under a written charter adopted by the Company's Board. A copy of the charter, as amended on May 10, 2001, is attached as Appendix A.

     The charter specifies the scope of the Audit Committee's responsibilities and how it is to carry out those responsibilities. The Audit Committee has reviewed and discussed the Company's fiscal 2001 audited financial statements with management and with Grant Thornton LLP ("Grant Thornton"), the Company's independent public accountants. The Audit Committee also has discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee has received from Grant Thornton the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton its independence from the Company. The Audit Committee also has considered whether the provision by Grant Thornton of non-audit services to the Company is compatible with the independence of Grant Thornton.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the fiscal 2001 audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2001 to be filed with the Securities and Exchange Commission.

                                          The Audit Committee

                                          Robert J. Donato, Chairman
                                          Michael E. Dougherty
                                          Harley W. Snyder

AUDIT FEES

     The aggregate fees billed to the Company by Grant Thornton for professional services rendered for the audit of the Company's annual financial statements for fiscal 2001 and the reviews of the financial statements included in the Company's quarterly reports on form 10-Q for fiscal 2001 were $637,868.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees billed by Grant Thornton for professional services rendered for information technology services relating to financial information systems design and implementation for fiscal 2001.

ALL OTHER FEES

     The aggregate fees billed by Grant Thornton for services rendered to the Company during fiscal 2001, excluding fees for those services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," were $647,355.

                               PERFORMANCE GRAPH

     The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on February 29, 1996 in each of the Company, the S&P 500 Index and the S&P Financial Index. The results and comparisons shown in the graph below are based upon historical data and are not indicative of, nor intended to forecast future performance of, the Company's Common Stock.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
          AMONG COUNTRYWIDE CREDIT INDUSTRIES, INC., THE S&P 500 INDEX
                          AND THE S&P FINANCIAL INDEX


============================================================================
                             2/96    2/97    2/98    2/99    2/00    2/01
============================================================================
COUNTRYWIDE CREDIT
  INDUSTRIES, INC.            100     140     216     186     124     222
S&P 500 INDEX                 100     126     170     204     228     209
S&P FINANCIAL INDEX           100     142     199     215     187     254
============================================================================

                              CERTAIN TRANSACTIONS

     During fiscal 2001, Mr. Garcia had seven loans outstanding under a plan maintained by the Company, which plan was ratified and approved by the stockholders, to facilitate the exercise of stock options (the "Financing Plan"). His highest aggregate indebtedness to the Company during fiscal 2001 was $256,638, which amount was outstanding as of February 28, 2001. The seven loans bear interest rates of 3.25%, 3.75%, 3.25%, 3.25%, 5.54%, 5.54% and 5.67%, respectively.

     Mr. Boone had three loans outstanding under the Financing Plan during fiscal 2001. His highest aggregate indebtedness to the Company during fiscal 2001 was $131,939, which amount was outstanding as of January 31, 2001. The three loans bore interest rates of 5.69%, 5.89%, and 6.30%, respectively. Mr. Boone repaid the outstanding balance of the loans in February 2001.

     During fiscal 2001, Mr. Samuels had four loans outstanding under the Financing Plan. His highest aggregate indebtedness to the Company during fiscal 2001 was $232,715, which amount was outstanding as of February 28, 2001. The four loans bear interest rates of 5.11%, 5.62%, 3.25% and 6.41%, respectively.

     Mr. Heller is of counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson. This firm performed services for the Company in fiscal 2001, and the Company has retained the services of this firm in the fiscal year ending February 28, 2002.

                                  PROPOSAL TWO

                    RE-APPROVAL OF THE ANNUAL INCENTIVE PLAN

     At the Meeting, stockholders will be asked to re-approve the Countrywide Credit Industries, Inc. Annual Incentive Plan, which was originally approved by stockholders in 1996. Re-approval of the Annual Incentive Plan is required every five years to preserve, to the extent possible, the Company's tax deductions for compensation paid under the Annual Incentive Plan in accordance with Section 162(m) of the Tax Code and related regulations. The terms of the Annual Incentive Plan are the same as the Annual Incentive Plan approved in 1996, except the maximum amount payable to a participant under the plan for any fiscal year has been increased to $4 million.

     The purposes of the Annual Incentive Plan are to promote the profitability of the Company, to provide officers with an opportunity to receive incentive compensation based upon that profitability and to attract, retain and motivate such individuals. The Annual Incentive Plan has also been designed to preserve the tax deductibility of payments made pursuant to the plan. Under the Tax Code, publicly traded corporations cannot deduct, for federal income tax purposes, compensation paid to named executive officers to the extent that payments to any such employee for any year exceed $1 million, unless the payments qualify for an exception to the deductibility limit. One such exception is compensation paid under a performance-based compensation plan that has been approved by stockholders. The Company intends to administer the Annual Incentive Plan so that, if approved by stockholders, awards thereunder will qualify as performance-based compensation under Section 162(m) of the Tax Code.

     The Annual Incentive Plan is administered by the Compensation Committee, which has sole authority to make rules and regulations for the administration of the plan and to interpret the provisions of the plan. The Compensation Committee also has authority to terminate or amend the Annual Incentive Plan provided that no such action will adversely affect the rights of participants. All decisions of the Compensation Committee with respect to the Annual Incentive Plan are final and binding.

     All officers of the Company are currently eligible for awards under the Annual Incentive Plan. However, Messrs. Kurland and Sambol will be the only participating executive officers for the fiscal year ending February 28, 2002.

     The actual award payable to a participant for any fiscal year is determined by the Compensation Committee based on (i) the participant's target award; (ii) the extent to which the performance goals have been achieved and (iii) the weightings established with respect to the applicable performance criteria.

A participant's performance goals may be established with respect to one or more of the following performance criteria: Net Income; Return on Equity; Return on Assets; Earnings per Share; EBIT (i.e., net income before interest and taxes); and Total Stockholder Return (each as defined in the Annual Incentive Plan). The performance goals for a participant may be stated in either absolute terms or as compared to one or more companies or indices.

     Within 90 days of the commencement of each fiscal year, the Compensation Committee will (i) select participants for the respective fiscal year from among the officers of the Company and (ii) establish for each participant target awards, performance goals and weightings with respect to one or more performance criteria. A participant's target award, performance goal and weightings may not be modified after the first 90 days of the fiscal year with respect to which they apply. However, the Annual Incentive Plan provides the Compensation Committee with discretion to provide prorated awards to any individual who, due to hiring, promotion or demotion after the commencement of a fiscal year, the Compensation Committee determines should be eligible to participate or should cease to be eligible to participate in the Annual Incentive Plan for such fiscal year. Further, the Compensation Committee has the discretion to reduce the amount otherwise payable to a participant pursuant to the plan.

     All awards granted pursuant to the Annual Incentive Plan are to be paid in cash as soon as practicable after the end of the fiscal year, unless deferred to the extent permitted by the Compensation Committee. In May 2001, the Board amended the Annual Incentive Plan to limit the amount paid to a participant under the Annual Incentive Plan for any fiscal year to no more than $4 million. Prior thereto, the amount paid to a participant for any fiscal year was not to exceed $2 million.

     In general, the Annual Incentive Plan requires a participant to be employed by the Company on the last day of a fiscal year to receive an award in respect of that year. However, the Annual Incentive Plan provides that if a participant's employment with the Company terminates due to death or disability, the participant or his or her beneficiary will be paid a prorated award for the fiscal year in which the termination occurs. If a participant's employment with the Company is terminated for Cause (as defined in the Annual Incentive Plan) following the end of a fiscal year, the participant forfeits all rights under the Annual Incentive Plan, including the right to an award in respect of such fiscal year.

     Awards under the Annual Incentive Plan may not be assigned or transferred by a participant other than by will or by laws of descent and distribution; and during his or her lifetime, awards will be payable solely to such participant. The Annual Incentive Plan is unfunded and does not create any right in participants to continued employment with the Company.

     The amount of annual incentive compensation to be paid in the future to the Company's current or future officers under the Annual Incentive Plan cannot be determined at this time since actual amounts will depend on who participates in the Annual Incentive Plan, on actual performance measured against the attainment of pre-established performance goals and on the Compensation Committee's discretion to reduce such amounts. During fiscal 2001, Mr. Kurland was the only participating executive officer under the Annual Incentive Plan and was awarded $699,000 pursuant to the plan.

     If the Annual Incentive Plan is not re-approved at the Meeting, it would be necessary to adopt some other form of annual incentive compensation plan or arrangement in order for the Company to continue to attract and retain talented executives. Any annual incentive compensation paid under such other plan or arrangement would not qualify for the exclusion from the $1 million compensation limit for qualified performance-based compensation under Section 162(m) of the Tax Code. Accordingly, the compensation paid pursuant to another plan or arrangement may not be fully tax deductible.

     Adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote on the matter at this Meeting.

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                                 PROPOSAL THREE

                            APPROVAL OF AMENDMENT TO
                         THE 2000 STOCK OPTION PLAN OF
                      COUNTRYWIDE CREDIT INDUSTRIES, INC.

     At the Meeting, stockholders will be asked to approve an amendment to the 2000 Stock Option Plan of Countrywide Credit Industries, Inc. (the "Plan"). The Plan was adopted by the Board of Directors on May 10, 2000, and approved by the Company's stockholders on July 12, 2000.

PROPOSED AMENDMENT

     On May 10, 2001, the Board approved, subject to approval by stockholders at the Meeting, an amendment to the Plan that increases by 5,000,000 the number of shares of Common Stock that may from time to time be made the subject of Options (as defined in the Plan) thereunder. If the amendment to the Plan is approved, the maximum number of shares of Common Stock ("Shares") that can be issued under the Plan will be increased from 5,500,000 to 10,500,000. The number of Shares subject to the Plan and to outstanding Options under the Plan will be appropriately adjusted upon a Fundamental Change (as defined in the Plan). The aggregate number of Shares subject to Options granted under the Plan during any calendar year to any one Eligible Person shall not exceed 3,000,000.

     One of the Company's principal methods to attract and retain key employees is the grant of stock options. The Company believes that it is in the best interest of the Company to increase the maximum number of shares that may be made subject to Options under the Plan in order to (i) continue to attract and retain key employees and (ii) provide additional incentive and reward opportunities to current employees to encourage them to enhance the profitability of the Company. As of May 31, 2001, there were 650,000 Options to purchase Shares outstanding under the Plan, zero Shares had been exercised under the Plan, and 4,850,000 Shares were available for the grant of new Options under the Plan. The Company anticipates that stock options in respect of approximately 4,100,000 Shares will be issued on or about June 1, 2001.

     The principal provisions of the Plan, as proposed to be amended, are summarized below.

DESCRIPTION OF THE 2000 EMPLOYEE STOCK OPTION PLAN, AS AMENDED

  -- General

     The Plan is applicable to U.S. employees and non-employee directors and has been adapted to allow for the award of Options to employees in the United Kingdom. The Plan may be further adapted to allow Options to be awarded to other non-U.S. employees and directors (together with Options granted to employees in the United Kingdom, "Foreign Option Grants" below).

     The Plan authorizes the grant and issuance of Options, including Options intended to qualify as incentive stock options ("ISO") under Section 422 of the Tax Code. Options granted under the Plan may, but need not, qualify for an exemption from the "short swing liability" provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 and/or qualify as "performance-based compensation" that is exempt from the $1 million limitation on the deductibility of compensation under Section 162(m) of the Tax Code.

     The preceding definitions and provisions apply to Options granted under the Plan to U.S. employees and non-employee directors. With respect to Foreign Option Grants, such grants will be made in a manner consistent with the intent of the Plan and the particular laws or applicable customs or rules of the relevant jurisdiction outside of the United States (see "Foreign Option Grants" below).

  -- Shares Available

     The Plan will be in effect until July 11, 2010 and no option may be granted under the Plan after that date. Assuming approval of this Proposal Three, a maximum of 10,500,000 shares of Common Stock may be issued under the Plan, subject to adjustment in the event of a Fundamental Change.

  -- Eligibility

     Any employee of the Company or a subsidiary designated by the Compensation Committee of the Board of Directors of the Company (the "Committee") as eligible to receive Options subject to the conditions set forth in the Plan is eligible to receive a grant of an Option under the Plan (an "Eligible Person"). A "Ten-Percent Stockholder" is an Eligible Person, who, at the time an ISO is granted to him or her, owns (within the meaning of Section 422(b)(6) of the Tax
Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or of a parent or a subsidiary. For purposes of the formula grant provisions under the Plan, an "Eligible Person" also includes a director of the Company who is not an employee (a "Non-employee Director"). An "Optionee" is any current or former Eligible Person to whom an Option has been granted and a "Participant" is any Optionee and any person (including any estate) to whom an Option has been assigned or transferred pursuant to the Plan.

  -- Administration

     Subject to the express provisions of the Plan, the Committee has broad authority to administer and interpret the Plan, including, without limitation, authority to determine who is eligible to participate in the Plan and to which of such persons, and when, Options are granted under the Plan, to determine the number of shares of Common Stock subject to Options, to establish and verify the extent of satisfaction of any performance goals applicable to Options, to prescribe and amend the terms of documents evidencing Options made under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     With respect to Foreign Option Grants, the Committee has the broad authority to prescribe and amend the terms of documents evidencing such grants without the prior approval of the Board; provided that action taken pursuant to this authority is consistent with the intent of the Plan and is for the limited purpose of complying with the particular laws or applicable customs or rules of the relevant jurisdiction outside of the United States.

  -- Terms and Conditions of Options

     Subject to the express provisions of the Plan, the Committee has discretion to determine the vesting schedule of Options, the events causing an Option to expire, the number of shares subject to any Option, the restrictions on transferability of an Option, and such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Committee. Options granted under the Plan may be either ISOs or Options not intended to qualify as ISOs ("NQSOs").

     The exercise price for Options may not be less than 100% of the Fair Market Value (as defined in the Plan) of the Company's Common Stock on the date the Option is granted, except (1) the exercise price of an Option may be higher or lower in the case of Options granted to employees of a company acquired by the Company in assumption and substitution of options held by such employees at the time such company is acquired and (2) in the event an employee is required to pay or forego the receipt of any cash amount in consideration of receipt of an Option, the exercise price plus such cash amount shall equal or exceed 100% of the Fair Market Value of the Company's Common Stock on the date the Option is granted. On May 15, 2001, the Fair Market Value of a share of Common Stock was $40.835. Without the approval of stockholders, the Company shall not reprice any Options.

     The exercise price of an Option may be paid through various means specified by the Committee including by (1) personal, certified or cashier's check, (2) shares of capital stock of the Company that have been held by the Participant for such period of time as the Committee may specify, (3) other property deemed acceptable by the Committee or (4) any combination of (1) through (3). Any Shares transferred to the Company as payment of the purchase price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option.

     The Term of each Option granted under the Plan, including any ISOs, shall be for a period of years from the date of grant set forth in the Option Document, but in no event shall the Term of an Option extend beyond ten years from the date of grant (five years in the case of an ISO granted to a Ten-Percent Stockholder).

     Upon termination of an Optionee's employment with the Company for any reason other than death, Disability, Cause or Retirement (all as defined in the Plan), the Optionee may, within three months after his or her termination, exercise those Options that were exercisable as of the date of termination.

  -- Non-employee Director Options

     Annually, Non-employee Directors shall automatically be granted an NQSO to purchase Shares under the Plan. The number of Shares and the purchase price shall be as provided below. The Term of this NQSO granted under the Plan shall be ten years from the date of its grant. Subject to provisions of the Plan, these NQSOs shall be fully exercisable in whole or in part at any time after one year from the date of grant; provided, however, that all such NQSOs shall be immediately exercisable in whole or part in the case of such Non-employee Director's death. A Non-employee Director may make an election under the Plan not to receive an NQSO.

     Under the Plan, each Non-employee Director Option granted shall be in respect of a number of Shares equal to 15,000 multiplied by a fraction, the numerator of which is the earnings per Share on a fully diluted basis of the Company for the fiscal year ended immediately before the date of grant of the NQSO (as reported in the audited Financial Statements included in the Company's Annual Report on Form 10-K filed with the SEC, but in no event less than zero) (the "EPS Numerator Amount") and the denominator of which is the earnings per Share on a fully diluted basis of the Company for the fiscal year immediately preceding the fiscal year in respect of which the EPS Numerator Amount is determined; provided, however, that each NQSO granted shall be in respect of a number of Shares not less than 15,000. The number 15,000 referred to in the previous sentence shall be equitably adjusted in the event of a change in capital structure of the Company.

  -- Change of Control

     In connection with a Corporate Change (as defined in the Plan), (1) Options will become immediately and fully exercisable, and (2) an Optionee shall be permitted to surrender for cancellation within sixty (60) days after such Corporate Change, any Option or portion of an Option to the extent not yet exercised and the Optionee will be entitled to receive a cash payment in an amount equal to the excess, if any of (x) (A) in the case of an NQSO, the greater of (i) the Fair Market Value, on the date preceding the date of surrender of the Shares subject to the Option or portion thereof surrendered or
(ii) the Adjusted Fair Market Value (as defined in the Plan) of the Shares subject to the Option or portion thereof surrendered or (B) in the case of an ISO, the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered, over (y) the aggregate purchase price for such Shares under the Option or portion thereof surrendered; provided however, that in the case of an Option granted within six months prior to the Corporate Change to any Optionee who may be subject to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, such Optionee shall be entitled to surrender for cancellation his or her Option during the 60 day period commencing upon the expiration of six months from the date of grant of any such Option.

  -- Amendments and Termination

     The Board may amend, alter or discontinue the Plan or any document evidencing an Option made under the Plan, but no such amendment shall, without the approval of the stockholders of the Company: (1) increase the maximum number of Shares of Common Stock for which Options may be granted under the Plan; (2) reduce the price at which Options may be granted below the price provided for in the Plan; (3) reduce the exercise price of outstanding Options; or (4) extend the term of the Plan. Notwithstanding the foregoing, no amendment shall be made, without the consent of the Optionee, that would impair any option previously granted under the Plan or would deprive any Optionee of any shares that he or she may have acquired through or as a result of the Plan. No Options shall be granted pursuant to the Plan more than ten years after the effective date of the Plan.

  -- Foreign Option Grants

     On May 9, 2001, the Company amended the Plan to enable it to provide stock options to employees in the United Kingdom ("UK"). The amendment provides for the grant of "Approved" and "Unapproved" Options. Approved Options are approved pursuant to UK tax law and may vest no sooner than three years from the date of grant. The number of Approved Options that an employee may hold at any one time is restricted to 30,000 pounds sterling. Unapproved Options have no restrictions with respect to vesting nor the value of the Options held at any one time. Both Approved and Unapproved Options expire ten years from the date of grant.

  -- U.S. Federal Income Tax Consequences

     The following discussion of the U.S. federal income tax consequences of grants to U.S. employees and Non-employee Directors under the Plan is intended to be a summary of applicable U.S. federal law as currently in effect. State and local tax consequences may differ, and tax laws may be amended or interpreted differently during the term of the Plan or of Options thereunder. Further, the tax consequences under laws or applicable customs or rules of foreign jurisdictions will also differ.

     Because the U.S. federal income tax rules governing Options and related payments are complex and subject to frequent change, and they depend on the Participant's individual circumstances, Participants are advised to consult their tax advisors prior to exercise of Options or other Options or dispositions of stock acquired pursuant to Options.

     ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Tax Code. NQSOs need not comply with such requirements.

     An Optionee is not taxed on the grant or, except as described below, exercise of an ISO. The difference between the exercise price and the Fair Market Value of the Shares on the exercise date will, however, be a positive adjustment for purposes of the alternative minimum tax, and thus an Optionee could be subject to the alternative minimum tax as a result of the exercise of an ISO. If an Optionee holds the Shares acquired upon exercise of an ISO for at least two years following the Grant Date and at least one year following exercise, the Optionee's gain, if any, upon a subsequent disposition of such Shares is long-term capital gain. If an Optionee disposes of Shares acquired pursuant to exercise of an ISO before satisfying the one and two year holding periods described above, the Optionee may recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be (1) the amount realized on disposition less the Optionee's adjusted basis in the Shares (usually the exercise price) or (2) the difference between the Fair Market Value of the Shares on the exercise date and the exercise price. The balance of the consideration received on such a disposition will be long-term capital gain if the stock had been held for at least one year following exercise of the ISO. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the Optionee's disposition of the Shares after satisfying the holding period requirements described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the Optionee disposes of the Shares in an amount equal to the ordinary income recognized by the Optionee.

     An Optionee is not taxed on the grant of an NQSO. On exercise, however, the Optionee recognizes ordinary income equal to the difference between the Option price and the Fair Market Value of the Shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the Optionee as ordinary income. Any gain on subsequent disposition of the shares is long-term capital gain if the Shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

     Special rules will apply in cases where a recipient of an Option pays the exercise or purchase price of the Option or applicable withholding tax obligations under the Plan by delivering previously owned Shares or by reducing the number of Shares otherwise issuable pursuant to the Option. The surrender or withholding of such Shares will in certain circumstances result in the recognition of income with respect to such Shares or a carryover basis in the Shares acquired and may constitute a disposition for purposes of applying the ISO holding periods discussed above. The Company generally will be entitled to withhold any required taxes in connection with the exercise or payment of an Option and may require the Participant to pay such taxes as a condition to exercise of an Option.

     The terms of the documents pursuant to which Options are made under the Plan provide for accelerated vesting or payment of an Option in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the Optionee, certain amounts with respect to such Option may constitute "excess parachute payments" under the "golden parachute" provisions of the Tax Code. Pursuant to these provisions, an Optionee will be subject to a 20% excise tax on any "excess parachute payments," and the Company will be denied any deduction with respect to such payments.

     As described above, Options granted under the Plan may qualify as "performance-based compensation" under Section 162(m) of the Tax Code in order to preserve federal income tax deductions by the Company with respect to any compensation required to be taken into account under Section 162 of the Tax Code that is in excess of $1,000,000 and paid to a Covered Employee (as defined in Section 162 of the Tax Code). Compensation for any year that is attributable to an Option granted to a Covered Employee and that does not so qualify may not be deductible by the Company to the extent such compensation, when combined with other compensation paid to such employee for the year, exceeds $1,000,000.

  -- Initial Grants

     The Committee has full discretion to determine the timing and recipients of any Options grants under the Plan and the number of Shares subject to any such Options that may be granted under the Plan, subject to an annual limitation on the total number of Options that may be granted to any Optionee. Therefore, the benefits and amounts that will be received by each of the named executive officers, the executive officers as a group, the Non-employee Directors and all other employees determined eligible under the Plan are not presently determinable.

     Adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote on the matter at this Meeting.

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                                 PROPOSAL FOUR

               RATIFYING THE SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board has selected the accounting firm of Grant Thornton to audit the Company's financial statements for, and otherwise act as the Company's independent certified public accountants with respect to, the fiscal year ending February 28, 2002. Grant Thornton has continuously acted as independent certified public accountants for the Company in respect of its fiscal years commencing with the fiscal year ended February 28, 1974. In accordance with the Board's resolution, its selection of Grant Thornton for the current fiscal year is being presented to stockholders for ratification at the Meeting. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the Meeting will constitute such ratification. The Company has been advised that neither Grant Thornton nor any of its partners has any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries, nor has had any connection during the past three years with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     A representative of Grant Thornton will be present at the Meeting. He will have an opportunity to make a statement, if he wishes to do so, and will be available to respond to appropriate questions.

     Adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote on the matter at this Meeting.

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to report their ownership of and transactions in the Company's Common Stock to the SEC and the New York Stock Exchange. Copies of these reports are also required to be supplied to the Company. Specific dates for filing these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal 2001. Based solely on its review of the copies of the reports received by it, the Company believes that all such filing requirements were satisfied except that Mr. Donato and Mr. Mozilo each filed one late report relating to one transaction. The failure to timely file such report was solely due to an inadvertent error of the Company and not the reporting person.

                          ANNUAL REPORT AND FORM 10-K

     The Annual Report to Stockholders, containing the consolidated financial statements of the Company for the fiscal year ended February 28, 2001, accompanies this Proxy Statement.

     STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 28, 2001, FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT THE ACCOMPANYING EXHIBITS, BY WRITING TO INVESTOR RELATIONS, COUNTRYWIDE CREDIT INDUSTRIES, INC., 4500 PARK GRANADA, MSN CH-19, CALABASAS, CALIFORNIA 91302-1613, (818) 225-3550. A LIST OF EXHIBITS IS INCLUDED IN THE FORM 10-K AND EXHIBITS ARE AVAILABLE FROM THE COMPANY UPON THE PAYMENT TO THE COMPANY OF THE COSTS OF FURNISHING THEM.

                             STOCKHOLDER PROPOSALS

     Any proposal that a stockholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the 2002 Annual Meeting of Stockholders must be received by the Company no later than February 1, 2002. Any other proposal that a stockholder wishes to bring before the 2002 Annual Meeting of Stockholders without inclusion of such proposal in the Company's proxy materials must also be received by the Company no later than February 1, 2002. All proposals must comply with the applicable requirements or conditions established by the SEC and Article II, Section 13 of the Company's Bylaws, which requires among other things, certain information to be provided in connection with the submission of stockholder proposals. All proposals must be directed to the Secretary of the Company at 4500 Park Granada, MSN CH-11A, Calabasas, California 91302. The persons designated as proxies by the Company in connection with the 2002 Annual Meeting of Stockholders will have discretionary voting authority with respect to any stockholder proposal for which the Company does not receive timely notice.

                                 OTHER MATTERS

     The Board knows of no matters other than those listed in the attached Notice of Annual Meeting that are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                          By Order of the Board of Directors

                                          /s/ Sandor E. Samuels

                                          Sandor E. Samuels
                                          Secretary

June 1, 2001

                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER

PURPOSE:

     The primary function of the Audit Committee is to assist the Board of Directors in overseeing (a) the financial and other information reporting processes of the Company; (b) the Company's system of internal controls; and (c) the Company's audit, compliance, accounting and financial reporting processes generally.

     In carrying out this function, the Audit Committee shall seek to serve as an independent and objective monitor of the performance of the Company's financial reporting process and system of internal controls. It shall also review and appraise the audit efforts of the Company's independent certified public accountants ("independent accountants") and internal audit department; and seek to facilitate open, ongoing communication among the independent accountants, financial and senior management, internal audit department and the Board of Directors concerning the Company's financial position and affairs.

ORGANIZATION:

     The Audit Committee shall consist of at least three "independent" Directors (as such term is defined in New York Stock Exchange Rule 303.01), including a Chairperson and a Co-Chairperson, all of whom the Board of Directors shall have determined to be financially literate in the exercise of its business judgment. Further, at least one member of the Committee shall have accounting or related financial management expertise as determined by the Board of Directors in the exercise of its business judgment. Each member of the Audit Committee shall serve as such until such member resigns or ceases to be a Director of the Company or such member's successor shall be appointed by the Board of Directors.

MEETINGS:

     The Audit Committee shall meet at least quarterly, or more frequently as circumstances may in its judgment warrant.

     The Audit Committee shall have direct access to members of the Company's senior management, including the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the General Counsel, the Chief Compliance Officer, and the Director of Internal Audit.

     The Audit Committee shall meet quarterly with the Director of Internal Audit regarding the Company's systems of internal controls and the results of internal audits, and with senior management and the independent accountants regarding the results of audits by the independent accountants, the nature of the Company's financial reporting, and the selection and application of accounting principles. The Audit Committee shall meet at least annually, and more often as it may deem to be warranted, with the Director of Internal Audit and the independent accountants in separate executive sessions to discuss any matters that the Audit Committee or such individuals believe should be discussed privately.

RESPONSIBILITIES AND DUTIES:

     The Audit Committee has an oversight function with respect to financial and accounting matters and internal controls. The Audit Committee understands that the Company's financial management team (including the internal audit staff), as well as the independent accountants, are responsible for preparing the Company's financial statements and establishing, maintaining and monitoring control systems, and recognizes that these professionals have more knowledge and detailed information about such matters than do the members of the Audit Committee. Consequently, in carrying out its functions, the Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent accountants' work. Further, the Audit Committee shall not have any duty to plan or conduct audits, determine whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles, to conduct investigations, to resolve disagreements, if any, between management and the independent accountants, or to assure compliance with laws, regulations and the Company's policies.

     The Audit Committee shall undertake the following functions in carrying out its oversight responsibilities. These functions are set forth as a guide with the understanding that the Audit Committee may diverge from this guide as appropriate in its judgment (whether or not expressly stated) given the circumstances prevailing from time to time.

          (i) Meet with the independent accountants at least annually to review
     (a) the scope of the annual audit (inclusions and exclusions); (b) implementation of the audit procedures; (c) questions as to the choice of acceptable accounting principles to be applied and their impact on the Company's financial statements; and (d) all other matters relating to the independent accountants' relationship with the Company.

          (ii) Review with a representative of management and the independent accountants, prior to release or filing, the financial information contained in the Company's Quarterly Report on Form 10-Q, the Company's earnings announcements and the results of the independent accountants' review of Interim Financial Information pursuant to SAS 71. The Chair of the Audit Committee may represent the entire Audit Committee, either in person or by telephone conference call, for purposes of this review.

          (iii) Review with a representative of management and the independent accountants, at the completion of the annual audit of the Company's consolidated financial statements but prior to filing, the following information included in the Annual Report on Form 10-K: the Company's annual consolidated financial statements and related footnotes; the independent accountants' audit of the consolidated financial statements and their report; any significant changes required in the independent accountants' examination plan; any serious difficulties or disputes with management encountered during the course of the audit that, if not satisfactorily resolved, would have caused them to issue a non-standard report on the Company's financial statements; and other matters related to the conduct of the audit that are to be communicated to the Audit Committee under generally accepted auditing standards, including those matters required to be discussed by Statement on Auditing Standards, No. 61 (Communication with Audit Committees), as the same may be modified, replaced or supplemented.

          (iv) On an annual basis, receive and review with the independent accountants a written statement required by Independence Standards Board ("ISB") Standard No. 1, as the same may be modified, replaced or supplemented, and discuss with the independent accountants their independence and the objectivity of the audit.

          (v) Prepare and review the Audit Committee Report for inclusion in the annual stockholders' meeting proxy statement.

          (vi) Based on its review of the Company's annual financial statements and discussions with the independent accountants and management of the Company, recommend to the Board of Directors whether the audited financial statements should be included in the Company's Annual Report on Form 10-K.

          (vii) In consultation with the Chief Financial Officer and the independent accountants, review the Company's financial reporting policies and practices, adequacy of staff and other related matters, and based upon such review and the comments and suggestions of the independent accountants and management, make such recommendations to the Board of Directors as shall be necessary and appropriate.

          (viii) In consultation with the Director of Internal Audit and the independent accountants, review internal audit and control procedures, adequacy of staff and other related matters, and based upon such review and the comments and suggestions of the independent accountants and management, make such recommendations to the Board of Directors as shall be necessary and appropriate.

          (ix) Direct, when the Audit Committee deems it necessary or appropriate, the Legal Department's, the Internal Audit Department's and/or the independent accountants' investigation of special areas of concern.

          (x) In consultation with the Chief Financial Officer, review the quality of the financial and accounting personnel of the Company and discuss with the independent accountants the quality of the Company's financial and accounting personnel.

          (xi) In consultation with the Company's General Counsel, review legal and regulatory matters that may have a material impact on the Company's consolidated financial statements, and related compliance policies and programs.

          (xii) Review periodic reports from the independent accountants regarding relationships and services that may affect objectivity and independence.

          (xiii) Advise and assist the Board of Directors in evaluating the independent accountants' performance including the scope and adequacy of the independent accountants' review.

          (xiv) Make recommendations as to whether the independent accountants should be retained by the Company for the ensuing year. Selection for the ensuing year will be submitted to the stockholders for ratification or rejection at the annual meeting of stockholders.

          (xv) Review and approve independent accountants' fees on an annual basis.

          (xvi) Inform the Board of Directors, through minutes and special presentations as necessary, of significant developments in the course of performing the above duties.

          (xvii) Recommend to the Board of Directors any appropriate extensions or changes in the duties of the Audit Committee. Review and reassess the adequacy of the Audit Committee Charter on an annual basis. The charter will be included as an appendix to the annual stockholders' meeting proxy statement triennially or in the next annual stockholders' meeting proxy statement after any significant amendment to the charter.

                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                    P R O X Y

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JULY 12, 2001

        The undersigned hereby appoints Angelo R. Mozilo and Stanford L. Kurland, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of Countrywide Credit Industries, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Westlake Plaza Hotel, 880 S. Westlake Boulevard, Westlake Village, California on July 12, 2001 at 10:00 a.m. and any adjournments thereof.

        Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated June 1, 2001 is hereby acknowledged.

                  (continued and to be signed on reverse side.)


                                     COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                     P.O. BOX 11148
                                     NEW YORK, N.Y. 10203-0148

                         VOTE BY TELEPHONE OR INTERNET
                         24 HOURS A DAY, 7 DAYS A WEEK

          TELEPHONE                                          INTERNET                               MAIL
        800-607-9416                           http://proxy.shareholder.com/ccr
Use any touch-tone telephone to vote         Use the Internet to vote your proxy.        Mark, sign and date your proxy card
your proxy. Have your proxy card in          Have your proxy card in hand when           and return it in the postage-paid
hand when you call. You will be              you access the website. You will be         envelope we have provided.
prompted  to  enter  your  control           prompted to enter your control number,
number, located in the box below, and        located in the box below, to create an
then follow the simple directions.           electronic ballot.


                                                                                          -----------------------------------------
Your telephone or Internet vote                                                           If you have submitted your proxy by
authorizes the named proxies to vote your                                                 telephone or the Internet there is no
shares in the same manner as if you                                                       need for you to mail back your proxy card.
marked, signed and returned the proxy card.                                               ------------------------------------------






CALL TOLL-FREE TO VOTE -
IT'S FAST AND CONVENIENT                                CONTROL NUMBER FOR
   800-607-9416                                    TELEPHONE OR INTERNET VOTING




                      DETACH PROXY CARD HERE IF YOU ARE NOT
                         VOTING BY TELEPHONE OR INTERNET

     [  ]

UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE LISTED MATTERS UNLESS SPECIFIED TO THE CONTRARY.

1.   Election of Directors      FOR all nominees              WITHHOLD AUTHORITY to vote           (*)EXCEPTIONS
                                listed below                  for all nominees listed below.
                                [X]                           [X]                                  [X]


Nominees: 01 - Henry G. Cisneros, 02 - Robert J. Donato, 03 - Michael E. Dougherty, 04 - Harley W. Snyder.
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME
IN THE SPACE PROVIDED BELOW.)

* Exceptions________________________________________________________________________________________________________________________

2.   To re-approve the Company's Annual Incentive Plan.       4.    To ratify the selection of Grant Thornton LLP as the
                                                                    independent certified public accountants of the Company
                                                                    for the fiscal year ending February 28, 2002.
     FOR [X]         AGAINST [X]          ABSTAIN [X]

                                                                    FOR [X]         AGAINST [X]          ABSTAIN [X]

3.   To amend the Company's 2000 Stock Option Plan.           In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting.
     FOR [X]         AGAINST [X]          ABSTAIN [X]

                                                                                                   Change of Address and
                                   I PLAN TO ATTEND MEETING   [X]                                  or Comments Mark Here [X]

                                                              NOTE: Please date and sign exactly as the name appears on this proxy. Joint owners should each sign. If the signer is a
                                                              corporation, please sign full corporate name by a duly authorized officer. Executors, trustees, etc., should give full title as such.

                                                              Dated:_______________________________________________________________


                                                              _____________________________________________________________________
                                                                                            Signature

                                                              _____________________________________________________________________
                                                                                            Signature


                                                              Votes must be indicated
     Please sign, date and return this proxy                  (x) in Black or Blue ink. [X]
     card in the enclosed envelope.


                             - PLEASE DETACH HERE -
                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE